                                  (EXHIBIT 11)

                         CONCORDE CAREER COLLEGES, INC.
                        COMPUTATION OF PER SHARE EARNINGS

                                                                        Basic EPS                      Diluted EPS
                                                                       Three Months                   Three Months
                                                                      Ended March 31,                Ended March 31,
                                                                      ---------------                ---------------
                                                                   2002            2001           2002           2001
                                                                   ----            ----           ----           ----
Weighted average shares outstanding .........................      3,987,000       3,889,000     3,987,000      3,889,000

Options .....................................................                                      317,000

Debt/Non-detachable warrants ................................                                    1,287,000

Convertible Preferred Stock .................................                                      533,000
                                                                ------------    ------------    ----------    -----------
     Adjusted Weighted Average Shares .......................      3,987,000       3,889,000     6,124,000      3,889,000
                                                                ============    ============    ==========    ===========
Net income (loss) ...........................................   $    838,000    $   (136,000)   $  838,000    $  (136,000)

Class B preferred stock accretion ...........................        (52,000)        (64,000)                     (64,000)

Interest on Convertible Debt, net of tax ....................                                       27,000
                                                                ------------    ------------    ----------    -----------

Net income (loss) available to common shareholders ..........   $    786,000    $   (200,000)   $  865,000    $  (200,000)
                                                                ============    ============    ==========    ===========
Net loss per share ..........................................   $        .20    $       (.05)   $      .14    $      (.05)
                                                                ============    ============    ==========    ===========

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